July 20, 2011	Meritor, Inc. 2135 West Maple Road Troy, Michigan 48084-7121 USA 800-535-5560 Tel meritor.com

Mr. Carsten Reinhardt
[Redacted]

Dear Carsten:

Subject: Mutually Agreed Upon Separation

This letter confirms your acceptance of a separation package from Meritor, Inc (“Meritor” or the “Company”). The decision was reached after consideration of a number of factors, including your service with Meritor and its predecessor. Both parties expressly agree that your acceptance of this agreement is completely voluntary. You and the Company have agreed to enter into this agreement pursuant to the following terms and conditions and consideration:

1.	This separation package is provided pursuant to and in accordance with the letter agreement dated September 14, 2009 between you and ArvinMeritor, Inc., which is now known as the Company (the "Employment Agreement"). The Company's payment of the amounts and benefits described in paragraphs 4 through 7, 9 and 13 of this Agreement will be subject to and conditioned upon your executing and not revoking this Agreement, including without limitation the release provisions of paragraph 17 and your compliance with your obligations under this Agreement.

2.	Pursuant to the Employment Agreement, your employment with the Company will be terminated without cause effective as of, and your last day of work will be, July 20, 2011. For purposes of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder ("Section 409A"), you will incur a "Separation from Service" on July 20, 2011.

3.	Pursuant to the Employment Agreement, you will receive your accrued but unpaid base salary and any accrued and unused vacation for 2011 in the form of a lump sum within thirty (30) days of July 20, 2011 or such earlier date as is required by law . These amounts are eligible compensation for purposes of the Company's tax-qualified and non-qualified savings plans.

4.	The Company will pay you separation pay on the following terms and conditions:

  Pursuant to the Employment Agreement, you will receive separation pay in an amount equal to thirty (30) months of your annual salary (at a compensation rate of $618,000.00 annually) payable in equal semi-monthly installments (except as provided in the next sentence) for the period commencing with the date of your Separation from Service and ending on January 15, 2014 the thirty (30) month anniversary thereof (the "Separation Period"). The Company will pay to you separation pay for the period from the date of your Separation from Service through the Release Effective Date (as defined in paragraph 22 of this Agreement) in accordance with paragraph 22 of this Agreement. Thereafter, separation pay will be paid in equal semi-monthly installments in accordance with normal payroll practices through the end of the Separation Period.

Mr. Carsten Reinhardt
July 20, 2011

  A portion of your severance pay is intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). The amount that is exempt under Section 409A is the amount of separation pay that does not exceed two times the lesser of (1) your annualized compensation determined in accordance with Section 409A regulations and (2) the maximum amount that may be taken into account under IRC Section 401(a)(17) for the year in which you separate from service (the “409A Exempt Amount”). For purposes of this Agreement, the 409A Exempt Amount is $490,000.

  The balance of your severance pay that is not exempt under the Section 409A exemption (the "409A Non-Exempt Amount") will be paid in equal semi-monthly payments beginning with the first payroll cycle after the payroll cycle in which the 409A Exempt Amount has been completely paid. For the avoidance of doubt, the first payroll cycle in which the 409A Non-Exempt Amount will commence will be a date that is not earlier than six months following the date of your Separation from Service.

  All separation pay will be subject to applicable taxes and certain other benefit premium deductions described in paragraph 14 below.

  In the event of your death prior to the end of the Separation Period, the payments and benefits described in this Agreement shall pass to your spouse at the same time and in the same form that would otherwise be payable to you.
5.	Given that your last day of active employment will be July 20, 2011, you will be eligible to receive an incentive compensation plan (ICP) payment for fiscal year 2011 for active time worked. Such payment will be subject to the applicable formula, in accordance with the plan metrics and program provisions. If in fact there is an ICP payment for fiscal year 2011, there will be no adjustment made to your formula based award. Final award determination, if any, is subject to approval by the Compensation & Management Development Committee of the Board of Directors. If an award is approved, payment will be made in a single lump sum in December 2011 in accordance with the terms of the ICP.

6.	You will be eligible to receive Long-Term Incentive (LTIP) Cash Performance Plan awards based on your grant letter(s) as follows:

-
FY2009-FY2011 LTIP award will be paid in December 2011, pending Board of Directors approval, based upon applicable formulae on a prorated basis (34 months out of 36) for time worked during the performance cycle.

-
FY2010-FY2012 LTIP award will be paid in December 2012, pending Board of Directors approval, based upon applicable formulae on a prorated basis (22 months out of 36) for time worked during the performance cycle.

	-	FY2011-2013 LTIP award will be forfeited per plan provisions requiring at least 12 months worked during the performance cycle.

7.
You have received annual grant(s) of restricted stock, including a special grant at the time of your hire. If your separation ends prior to the vesting of your restricted stock those shares will be forfeited at the end of the Separation Period.

8.	Your financial planning, car allowance and excess liability coverage will cease as of July 21, 2011.

Mr. Carsten Reinhardt
July 20, 2011

9.	Pursuant to the Employment Agreement, you will receive Company sponsored outplacement assistance in the form of a twelve (12) month program commencing with the date of your Separation from Service at a cost not to exceed $10,000.

10.	Your Company short and long term disability coverage will cease as of July 21, 2011.

11.
Your active participation in the Company's tax-qualified savings plan will cease as of July 21, 2011. You are 100% vested in your tax-qualified savings plan deferrals and related Company matching contributions. You are 80% vested in the pension contribution in your savings plan accounts. You will be able to request a distribution from the Company's tax-qualified savings plan before the end of your separation. Please contact T. Rowe Price for information about your Meritor Savings Plan account at 1-800-922-9945. Benefits payable under the Company's tax-qualified savings plan are subject to the terms of such plan.

12.
Your participation in the Company's non-qualified savings plan will cease as of July 21, 2011. You are 100% vested in your account balance under the Company's non-qualified savings plan. Benefits payable under the Company's non-qualified savings plan will be subject to the terms of such plan, including a six month wait.

13.
Pursuant to the Employment Agreement, if you are currently enrolled in medical, dental and/or vision coverage, coverage will remain in force through January 31, 2014 and the associated deductions will remain in force through the end of the Separation Period. After January 31, 2014, you will be entitled to continue your group medical, dental and vision coverage at your own expense for a period of up to 18 months through COBRA. Information as to the cost of such coverage will be supplied to you approximately two weeks following the expiration of your separation period. Life and accidental death and personal loss insurance coverage will remain in force through the end of the Separation Period and the life insurance coverage only may be converted to an individual policy within 31 days after termination of coverage by contacting MetLife at (888)622-6616. Payroll deductions for any supplemental life insurance and/or supplemental accidental death and dismemberment insurance coverage that you may have elected will continue through January 31, 2014. MetLife will contact you through the mail following that date with regard to your ability to convert the supplemental coverage to an individual policy. If you become subsequently employed and covered by a health insurance plan of a new employer, your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan. You have an obligation to notify the Company as to your employment status within thirty (30) days of your start date. With respect to the continued health coverage provided pursuant to this paragraph 13, (A) to the extent any such benefit is provided via reimbursement to you, no such reimbursement will be made by the Company later than the end of the year following the year in which the underlying expense is incurred, (B) any such benefit provided by the Company in any year will not be affected by the amount of any such benefit provided by the Company in any other year, subject to any maximum benefit limitations under the applicable plan's terms, and (C) under no circumstances will you be permitted to liquidate or exchange any such benefit for cash or any other benefit.

14.	Your compensation checks will be mailed to your home or direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

15.
You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and you acknowledge that damages would be inadequate and insufficient.

Mr. Carsten Reinhardt
July 20, 2011

16.	The Company will instruct its officers, directors and employees not to disparage you; not to portray you in a negative light; and not to knowingly take any action that would be harmful to you, or that would result in unfavorable publicity.

17.
You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company in your possession or under your control, including without limitation, computer hardware/software, credit cards, PDA’s, pagers, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property).

18.
You agree, on behalf of yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Released Parties") of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever, other than for amounts of separation pay and benefits otherwise payable pursuant to this Agreement, including but not limited to, the Age Discrimination in Employment Act; Title VII of the Civil Rights Act, as amended, (regarding race, color, religion, sex and national origin discrimination); Genetic Information Nondiscrimination Act; the Americans with Disabilities Act; Family and Medical Leave Act; the Older Workers Benefit Protection Act; Equal Pay Act; or Employee Retirement Income Security Act, (ERISA) from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

You understand that as a result of this, you will not have the right to assert that the Company unlawfully terminated your employment or violated any of your rights in connection with your employment.

You affirm that you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms described above, and agree not to voluntarily participate in such a proceeding.

19.	You are covered under Meritor’s Management Liability and Company Reimbursement Insurance Coverage Policy for all of your authorized acts, while an employee of the Company.

Mr. Carsten Reinhardt
July 20, 2011

20.	The Company and you agree that the terms and conditions of this Agreement are confidential and that neither party will disclose the terms of this Agreement to any third parties, other than (i) disclosure by you to your spouse, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants, (iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Letter Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Agreement in, and/or file or incorporate this Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

21.	Meritor shall have the right to terminate this Agreement at any time if you materially breach any of the obligations stated herein under this Agreement.

22.
You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by Meritor as set forth herein and is consistent in all respects with the discussions by Meritor personnel with you relating to your separation.

23.
You agree that for a period of thirty (30) months following the date of your Separation from Service (July 20, 2011) from the Company, you will not solicit for employment any Meritor related employee, unless permission to do so is granted to you in writing by Meritor’s CEO or his designee. You also agree that you will not disclose, nor will you use any Meritor proprietary information. You further agree that for a period of thirty (30) months you will not be employed by nor will you consult with the following companies: Dana, DTNA, Daimler Truck Power-Train Operations, American Axle, Volvo Powertrain, Volvo Trucks, Renault Trucks, Mack Trucks, Oshkosh, and Navistar unless permission to do so is granted to you in writing by Meritor’s CEO or his designee.

24.
You will have until August 10, 2011, in which to consider this Agreement, and you may revoke this Agreement within seven days of signing. This Agreement will not become effective until the revocation period has expired (the "Release Effective Date"). For the avoidance of doubt, until such time as the Release Effective Date, the separation pay described herein shall be limited to two weeks of your current salary. Within one week following the Release Effective Date, the Company will pay to you in a lump sum an amount equal to the balance of any separation pay otherwise payable pursuant to paragraph 4 of this Agreement for the period from the date of your Separation from Service through the Release Effective Date.

25.
If you decide not to sign this agreement you will be paid 2 weeks salary and the dates and eligibility for the various incentives and benefits indicated in this agreement would be modified to your final day of separation.

26.
In the event there is a dispute regarding this Agreement or your employment with the Company, you and the Company agree that any such dispute will be resolved solely and exclusively, by binding arbitration, by and under the rules of the American Arbitration Association.

Mr. Carsten Reinhardt
July 20, 2011

27.	This Agreement is a complete and final agreement between Meritor and its successors and Carsten Reinhardt, and supersedes all other offers, agreements, and negotiations. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements and policies set forth on The Company’s intranet that apply to former employees remain in full force and effect.

28.	This Agreement will be binding upon any successors to the Company.

Sincerely,

/s/ Vernon G. Baker, II

Vernon G. Baker, II
Senior Vice President and General Counsel

cc: C. G. McClure
D. Riddell

Accepted and Agreed by:

/s/ Carsten Reinhardt
Carsten Reinhardt

August 5, 2011
Date